Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Wayne Pensky 203-352-6839 wayne.pensky@hexcel.com

Media: Michael W. Bacal 203-352-6826 michael.bacal@hexcel.com

HEXCEL ANNOUNCES SALE OF BHA JOINT VENTURE INTEREST TO BOEING

STAMFORD, CT, July 18, 2008 - Hexcel Corporation (NYSE: HXL) today announced that it completed the sale of Hexcel’s share in BHA Aero Composites Parts Co. Ltd (BHA) for $22.3 million to The Boeing Company [NYSE: BA].  The agreement increases Boeing ownership to a majority position in the joint venture with China’s Aviation Industry Corporation I (AVIC I) holding the remaining minority stake. Concurrently, the existing supply and material procurement agreements among BHA, Hexcel and Boeing are affirmed and reflect continued long-term work commitments by Boeing that will ensure Hexcel assembly of BHA components for Boeing as well as the supply of Hexcel materials to BHA.

David E. Berges, Chairman and CEO of Hexcel, said, “We are proud of the work the Hexcel team did to help build BHA into a world class operation, and  we are excited about the opportunities for Hexcel as Boeing further expands BHA’s operations. The continuation of our long term supply agreement with Boeing and BHA will ensure an important revenue base and low cost component supply for our Engineered Products group well into the future.  Additionally, we will continue to benefit from our long term agreement to supply materials to BHA.”

BHA has been a joint venture among Boeing and Aviation Industries of China (AVIC I). The joint venture, located in Tianjin, China, specializes in producing composite secondary structures and interior parts for the aerospace industry.

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.